Exhibit 99.1

Execute Sports Announces Quarterly Financial Results

SAN DIEGO, Aug. 18, 2006 (PRIMEZONE) -- Execute Sports, Inc. (OTC BB:EXCS.OB - News) reported today financial results for the quarter ended June 30, 2006. Todd Pitcher, President, commented that “we are pleased to strengthening of our gross margins on a quarter over quarter, and year over year basis, increasing by approximately 50%. Our sales results in the water sports line were slightly lower for the period due primarily to changes in shipping and ordering charges from a key customer and don’t reflect a decrease in sales quantities, and we expect to see vest, wetsuit and rash guard sales over the next season accelerate as we move from test orders to more material orders from several new key accounts that we gained this past season.”

Sales for the three months ended June 30, 2006 and 2005 were $506,990 and $580,498, respectively, representing a $73,508 or 12.7% decrease, while sales for the six months ended June 30, 2006 and 2005 were $1,102,524 and $1,258,893, respectively, representing a $156,369, or 12.4% decrease on a year over year basis. The decrease in sales for the period is primarily due to a cessation of the Company’s moto graphics line and due to changes in a particular customer’s ordering of water sports products eliminating upcharges for shipping.

Gross margin for the three months ended June 30, 2006 and 2005 was $152,898, or 30.2% and $119,574, or 20.6%, respectively. The $33,324 increase in gross margin over the previous year was primarily due to the decrease in shipping costs related to a significant watersports customer and more favorable product costs for the quarter.

Gross margin for the six months ended June 30, 2006 and 2005 was $270,490, or 24.5% and $378,663, or 30.1%, respectively. The $108,173 decrease in gross margin over the previous year was primarily due to higher raw materials prices for rubber products as a consequence of rising oil prices, a reduction in first quarter selling prices to a key account as an adjustment for deferred freight charges, substantial purchase orders from a key account were not received in the first quarter as in the previous year which were received in the second quarter, and higher first quarter costs due to our inability to purchase goods in larger quantities.

Selling, General and Administrative expenses for the three months ended June 30, 2006 and 2005 was $1,035,392 and $2,629,655, respectively, representing a $1,594,263 decrease. Selling, General and Administrative expenses for the six months ended June 30, 2006 and 2005 was $1,968,368 and $2,841,970, respectively, representing a $873,602 decrease. The three and six month year-over-year decrease was the result of a decrease in stock based compensation for professional services and key employees offset by increased professional costs related to being publicly traded, and higher sales and marketing costs compared to the same period in the prior year.

Net loss for the three months ended June 30, 2006 and 2005 was $1,037,323 and $2,514,601, respectively. Net loss for the six months ended June 30, 2006 and 2005 was $1,861,944 and $2,518,983, respectively. The net loss decreased for the three and six month periods by $1,477,278 and $657,039, respectively. The decrease in the net loss is due primarily to a decrease in stock based compensation for professional services and key employees offset by lower sales and higher costs related to being publicly traded.

Todd Pitcher added that “we have added several key accounts this past season for our water sports line including Boater’s World, Marine Max, Big 5 and online as well through GSI Commerce which brings us into Sport Chalet, Dick’s Sporting Goods and the Sport Authority. In addition, through the purchase of Pacific Sports Group last January, we will now be able to add wake skates and footwear to our water sports programs this next season under the Kampus and Execute brands so we think the Company is extremely well positioned for growth. We have now moved out of water sports sales and are entering the snow sports season and are looking forward to demonstrating continued strong growth in snowboard sales both domestic and international with the Academy Snowboard Co. brand. Results from sales from this segment will begin to be reflected in the third quarter financial reports through the first quarter of 2007.”

Highlights for the quarter included:

•	Announcement of test order for vests at Big 5 Sporting Goods.
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Increase in sales orders for Academy Snowboards by 98% on a year-over-year basis in Japan and by approximately 181% in Europe (Note* - Snowboard sales orders are not reflected in financial results for the periods reported in the three and six months ended June 30, 2006)

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Established online sales presence for water sports products with GSI Commerce bringing the Execute brand to several key online accounts including Dicks Sporting Goods, Sport Chalet and The Sports Authority.

About Execute Sports, Inc.

Based in San Clemente, California, Execute Sports, Inc. develops performance products including wetsuits, vests, rash guards, snowboards, wakeskates, bindings, bags and apparel for the action sports industry. The Company's brands include Execute Wetsuits, Academy Snowboards, Kampus Wakeskates and Kampus Shoes, Collective Development Bindings and Collective Development Bags. In addition, Execute has an exclusive worldwide license to design, produce and distribute EagleRider apparel through EagleRider's 35 franchises and through the Company's eCommerce site, http://www.eagleridergear.com. For more information, go to http://www.executesports.com and http://www.academysnowboards.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the ability of the company to continue its growth and the financial performance thereafter. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, anticipated revenue enhancements, general economic conditions and the level of consumer spending, and numerous other factors identified in the Company's Form 10-KSB and other filings with the Securities Exchange Commission.

Contact:
   Execute Sports
   Todd M. Pitcher
   (858) 518-1387
   Todd.pitcher@executesports.com

Source: Execute Sports, Inc.